Exhibit (a)(1)(Q)

Chairman’s Letter

17 April 2007

Dear Rinker Shareholder,

On 10 April 2007, CEMEX announced a higher offer for your Rinker Shares. The Offer price is now US$15.85 for each of your Rinker Shares, or US$79.25 for each of your Rinker ADSs (each ADS represents five Rinker Shares). CEMEX also announced that it will make no adjustment to the Offer price for the A$0.16 dividend paid by Rinker to shareholders in December 2006.

You will be provided with further information regarding CEMEX’s higher offer for your Rinker Shares shortly. The accompanying Statement contains formal notification of the increase in the Offer price, waiver of bid conditions other than the minimum acceptance condition and the further extension of the Offer Period to 7.00pm (Sydney time) on 18 May 2007/5.00am (New York time) on 18 May 2007.

This Offer price is CEMEX’s best and final offer, in the absence of a superior proposal.

Rinker’s directors recommend that you ACCEPT that Offer, in the absence of a superior proposal.

I encourage you to accept the Offer. We will shortly send you a revised Share Acceptance Form setting out your choices for acceptance.

Yours faithfully,

/s/ Lorenzo H. Zambrano

Lorenzo H. Zambrano
Chairman and Chief Executive Officer
CEMEX, S.A.B. de C.V.

CEMEX Fourth Supplementary Bidder's Statement      1

CEMEX Australia Pty Ltd ACN 122 401 405 a wholly-owned subsidiary of CEMEX, S.A.B. de C.V.
Fourth Supplementary Bidder’s Statement

This is a supplementary bidder’s statement under section 643 of the Corporations Act and notice under section 650D of the Corporations Act. It also contains a combined notice under sections 630(2), 650D and 650F of the Corporations Act that was lodged with ASIC on 10 April 2007. It is the fourth supplementary bidder’s statement issued by CEMEX Australia Pty Limited (Bidder) in relation to its off-market takeover bid for Rinker Group Limited (Rinker).

This document (Statement) supplements the Bidder’s Statement dated 30 October 2006 (as previously supplemented by the First Supplementary Bidder’s Statement dated 8 December 2006, the Second Supplementary Bidder’s Statement dated 23 January 2007 and the Third Supplementary Bidder’s Statement dated 22 March 2007) issued by Bidder and is to be read together with the Bidder’s Statement, the First Supplementary Bidder’s Statement, the Second Supplementary Bidder’s Statement and the Third Supplementary Bidder’s Statement. This Statement will prevail to the extent of any inconsistency with those documents.

A copy of this Statement was lodged with ASIC on 17 April 2007. Neither ASIC nor any of its officers takes any responsibility for the contents of this Statement. Words and phrases defined in the Bidder’s Statement, the First Supplementary Bidder’s Statement, the Second Supplementary Bidder’s Statement or the Third Supplementary Bidder’s Statement have the same meaning in this Statement, unless the context requires otherwise.

2      CEMEX Fourth Supplementary Bidder's Statement

1. Higher Offer price for Rinker Securities

On 10 April 2007, Bidder announced an increase in its Offer price for your Rinker Shares and Rinker ADSs. The Offer price is increased to US$15.85 for each of your Rinker Shares and US$79.25 for each of your Rinker ADSs (each ADS represents five Rinker Shares). This is a 22% increase from Bidder’s original Offer and now represents a 45% premium to Rinker’s last traded share price during normal trading on ASX on 27 October 2006.1

In addition, Bidder will permit Rinker Securityholders who accept the Offer to retain the whole of the interim dividend of A$0.16 per ordinary share (which had a record date of 24 November 2006) previously paid by Rinker to its Securityholders on 11 December 2006, without any reduction to the higher price payable to those who accept the Offer.

Attached to this Statement is the formal notice that gives effect to the increase in Offer price and Bidder’s undertaking not to exercise its rights under Section 8.8(e) of the Bidder’s Statement in relation to the interim dividend.

2. All conditions other than minimum acceptance condition satisfied or waived

On 10 April 2007, Bidder announced its Offer to be free from the Defeating Conditions set out in Sections 8.6(e) to (n) of the Bidder’s Statement. All Defeating Conditions of the Offer other than the 90% minimum acceptance condition set out in Section 8.6(a) of the Bidder’s Statement have now been satisfied or waived.

Attached to this Statement is the formal notice that gives effect to the satisfaction and waiver of the remaining Defeating Conditions, other than the 90% minimum acceptance condition.

1   Based on converting the revised Offer Price into A$ at an exchange rate of A$1.00 to US$0.8167 which represents the latest Reserve Bank Mid Point Rate available, dated 5 April 2007.

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3. Extension of Offer Period

3.1 Variation of Offer – extension of Offer Period

Bidder gives notice that it varies the Offer by extending the Offer Period until 7.00pm (Sydney time) on 18 May 2007/5.00am (New York time) on 18 May 2007.

This variation has the effect of postponing, for more than one month, the time when Bidder must meet its obligations for Rinker Securityholders who have already accepted the Offer. As a result, under section 650E of the Corporations Act such Rinker Securityholders may withdraw their acceptance of the Offer by giving notice within one month beginning on the day after the day on which they first receive a copy of this Statement.

Rinker Securityholders who withdraw their acceptance must return any consideration received for accepting the Offer. See Section 8.9 of the Bidder’s Statement for instructions on how to withdraw an acceptance of the Offer.

If a Rinker Securityholder withdraws an acceptance of the Offer in this manner, Bidder must:

•
return to the Rinker Securityholder any documents that were sent to Bidder with the acceptance of the Offer within 14 days after the day it is given the withdrawal notice and any consideration is returned; and

•
in the case of CHESS Holdings of Rinker Shares, transmit to ASTC a Valid Message that authorises the release of those securities from the Offer Accepted Subposition in which the Holding has been reserved.

(Words defined in the ASTC Settlement Rules have the same meaning when used in this Section, unless the context requires otherwise.)

3.2 New date for notice on the status of the Defeating Conditions

Due to the extension of the Offer Period, the date for giving the notice on the status of the Defeating Conditions required by section 630(1) of the Corporations Act has changed from 19 April 2007 to 10 May 2007 (subject to variation in accordance with section 630(2) of the Corporations Act if the Offer Period is further extended).

As at the date of this Statement, the only Defeating Condition of the Offer which has not been fulfilled or waived is the condition in Section 8.6(a) relating to 90% minimum acceptance.

4      CEMEX Fourth Supplementary Bidder's Statement

4. Consent

CEMEX has given, and has not before the date of this Statement withdrawn, its written consent to:

•	be named in this Statement in the form and context in which it has been named; and

•
the inclusion of each statement it has made, and each statement which is said in this Statement to be based on a statement it has made, in the form and context in which the statements have been included.

5. Approval

This Statement has been approved by a resolution passed by the directors of Bidder.

DATED 17 April 2007

SIGNED for and on behalf of CEMEX Australia Pty Ltd

/s/ Hector Medina

Hector Medina
Director

CEMEX Fourth Supplementary Bidder’s Statement 5

CEMEX Fourth Supplementary Bidder's Statement      5

CEMEX Offer Information Line

Within Australia:	1300 721 344 (local call)
Within the US:	(866) 244 1296 (for retail investors) or (212) 750 5833 (for banks and brokers)
Elsewhere:	+61 3 9415 4344
Please note that, to the extent required by the Corporations Act, calls to these numbers will be recorded.

6      CEMEX Fourth Supplementary Bidder's Statement

Attachment –
Notice of Variation dated 10 April 2007

1. Introduction

This is a notice issued pursuant to sections 630(4), 650D and 650F of the Corporations Act 2001 (Cth) by CEMEX Australia Pty Ltd (CEMEX Australia) in relation to its offers dated 14 November 2006 under an off-market takeover bid for Rinker Group Limited (Rinker). Words and phrases as defined in the Bidder’s Statement of CEMEX Australia dated 30 October 2006 (as previously supplemented by the First Supplementary Bidder’s Statement dated 8 December 2006, the Second Supplementary Bidder’s Statement dated 23 January 2007 and the Third Supplementary Bidder’s Statement dated 22 March 2007) (the Bidder’s Statement) have the same meaning in this notice unless the context requires otherwise.

A copy of this notice was lodged with ASIC on 10 April 2007. Neither ASIC nor any of its officers takes any responsibility for the contents of this notice.

2. Increase in Offer Price

CEMEX Australia gives notice that it varies the Offer by increasing the price payable for each Rinker Share from US$13.00 to US$15.85 and the price payable for each Rinker ADS from US$65.00 to US$79.25. Accordingly, all references in the Bidder’s Statement to “US$13” when referring to the Offer as it relates to Rinker Shares are replaced with references to “US$15.85”, all references in the Bidder’s Statement to “US$65” when referring to the Offer as it relates to Rinker ADSs are replaced with references to “US$79.25”, and the reference to “US$11,635,766,454” in Section 4.1 of the Bidder’s Statement is replaced with a reference to “US$14,186,700,355”.

CEMEX Australia will not exercise its rights under clause 8.8(e) of the Offer terms in respect of the interim dividend of A$0.16 per Rinker Share declared by Rinker with a record date of 24 November 2006 but may exercise those rights in respect of any subsequent dividend.

3. Satisfaction and waiver of defeating conditions – other than minimum acceptance condition

CEMEX Australia gives notice that:

(a)	the defeating condition to its offer set out in Section 8.6(d) of its Bidder’s Statement relating to US antitrust approval has been fulfilled; and

(b)	the offer is free from the defeating condition set out in Sections 8.6(e) to (n) of the Bidder’s Statement.

The condition in Section 8.6(b) relating to CEMEX’s shareholders approval was satisfied on 2 December 2006 and the condition in Section 8.6(c) relating to foreign investment approval in Australia was satisfied on 8 March 2007. The Offer remains subject to the condition in Section 8.6(a) relating to minimum acceptance.

CEMEX Australia has voting power of 0.19% in Rinker as at the date of this Notice.

Dated: 10 April 2007

/s/ Ramiro G. Villarreal

Ramiro G. Villarreal
Director
For and on behalf of CEMEX Australia Pty Ltd

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